Exhibit 99.1

ENLIVEN MARKETING TECHNOLOGIES CORPORATION REPORTS RECEIPT OF
NASDAQ NOTICE

New York, New York, April 4, 2008 – Enliven Marketing Technologies Corporation (NASDAQ: ENLV) reported today that on April 2, 2008 the Company received written notification from the NASDAQ Listing Qualifications Department that, for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4310(c)(4) (the “Rule”). The Company, in accordance with NASDAQ Marketplace Rule 4310(c)(8)(D), has been provided 180 calendar days, or until September 29, 2008, to regain compliance. To regain compliance, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of ten consecutive business days at any time before September 29, 2008.

If the Company does not regain compliance with the Rule by September 29, 2008, the Staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal the Staff’s determination to delist its securities to a Listing Qualifications Panel.

ABOUT ENLIVEN MARKETING TECHNOLOGIES

Enliven Marketing Technologies Corporation (formerly Viewpoint Corporation) is a leading Internet Marketing Technology Company, offering Internet marketing and online advertising solutions through a powerful combination of proprietary visualization technology, and a Premium Rich Media advertising platform for the creation, delivery and reporting of PRM. Enliven’s family of brands include Unicast, the Internet Marketing and Advertising Technology Group, and Springbox, the Creative Digital Marketing Solutions Group. The company’s technology and online advertising solutions are leveraged by some of the world’s most esteemed brands, including AOL, GE, Sony, and Toyota. More information can be found at www.enliven.com. The company has approximately 140 employees with offices in New York, NY, Los Angeles, CA, Austin, TX and London, England.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Enliven’s current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Enliven’s actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Enliven’s filings and reports on file with the

Securities and Exchange Commission, as well as, the lack of assurances of Enliven’s ability to maintain compliance with NASDAQ’s continued listing requirements.

Copyright © 2008 Enliven Marketing Technologies Corporation. All Rights Reserved. Enliven, Viewpoint, Unicast, and Springbox are trademarks or registered trademarks of Enliven Marketing Technologies Corporation.

Contact:

Investor Relations:

212-201-0800

ir@enliven.com